EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-109451), Form S-3, as amended (No. 333-127462), Form S-8 (No. 333-140084), Form S-8 (No. 333-140086), Form S-8, as amended (No. 333-129164) and Form S-3, as amended (No. 333-131191) of New Dragon Asia Corp. of our report dated March 11, 2008, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of New Dragon Asia Corp. for the year ended December 25, 2007.

/s/ GROBSTEIN, HORWATH & COMPANY LLP

Sherman Oaks, California
March 14, 2008